Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. Nos. 333-105382, 333-146017, 333-162734, 333-186208, 333-208961, 333-221613) of Lifetime Brands, Inc. of our report dated December 23, 2017, relating to the consolidated financial statements of Taylor Holdco, LLC and subsidiaries, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Seattle, Washington

May 17, 2018